Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D to which this Agreement is attached is filed on behalf of each one of them pursuant to Rule 13d-1 (k) (1) (iii). This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.

Dated: October 11, 2018

/s/ Rakesh Vij
Rakesh Vij

NS Trust dated February 28, 1997 I (“Trust I”)

/s/ Rakesh Vij
Rakesh Vij, Co-Trustee

/s/ Bharat Desai
Bharat Desai, Co-Trustee

NS Trust dated February 28, 1997 II (“Trust II”)

/s/ Rakesh Vij
Rakesh Vij, Co-Trustee

/s/ Bharat Desai
Bharat Desai, Co-Trustee